Exhibit 99.1

Dream Finders Homes Acquires the Assets of McGuyer Homebuilders, Inc. (MHI)

Jacksonville, FL, October 5, 2021 – Dream Finders Homes, Inc. (NASDAQ: DFH) announced today it has acquired the homebuilding, mortgage banking and title insurance assets of privately held Texas homebuilder McGuyer Homebuilders, Inc. and related affiliates (collectively “MHI”), for $471 million in cash at closing, subject to post-closing adjustments.

The acquisition will significantly increase DFH’s geographic operations in the Austin metro area, and will allow DFH to expand into the attractive Texas markets of Houston, Dallas and San Antonio. Assets acquired include 1,850 home sites, a backlog of 1,845 homes with a value in excess of $1 billion and 5,500 lots under control. As a result of the acquisition, DFH will own or control over 40,000 lots.

Patrick Zalupski, Dream Finders Homes, Inc. Chairman and CEO, said, “We are very excited about the future. MHI has been consistently recognized as one of the nation’s top homebuilders and the company has earned an impeccable reputation over the past 30 years. We believe we can provide capital and efficiencies to help the current team grow well beyond its 2,000 homes produced annually. We also believe we structured the deal in a highly accretive way for DFH shareholders, allowing us to maintain our asset-light business model and generate industry-leading returns on shareholder capital.”

Deal Highlights:

•	DFH acquired a backlog of 1,845 units that are expected to generate revenues in excess of $1 billion over the next 12 to 18 months.
•	The majority of the assets acquired are homes under construction, which are anticipated to be delivered from the period immediately after closing and over the next 270 days.
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MHI stakeholders retained approximately $100 million of finished lots previously held on balance sheet, effectively restructuring MHI as an asset-light homebuilder. This land bank structure provides DFH the option to take down the retained home sites over a 2-year period post-acquisition, and will remain in place as a revolving facility to finance MHI’s future land acquisition activity off-balance sheet.

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During a second closing in the fourth quarter of 2021, DFH expects to acquire MHI’s model home portfolio of 90 units with an estimated retail value of $65 million. DFH plans to market this portfolio to investors in a sale and leaseback arrangement, immediately generating significant cash flows that the Company plans to use to pay down its outstanding debt under the unsecured credit facility.

•	DFH issued Convertible Preferred Stock that is fully redeemable at the Company’s option in years 4 and 5, with the goal of zero shareholder dilution at a competitive annual rate of 9%.

MHI, doing business as Coventry Homes, builds in the Texas markets of Houston, Dallas, Austin and San Antonio, has been operating since 1988 and has closed over 55,000 homes. MHI primarily serves move-up homebuyers with price points ranging from the mid-$300,000s to over $700,000s, and has over 100 active selling communities.

As part of the asset acquisition, MHI’s CEO and all of their employees will remain with the combined company and continue to operate the existing and new home communities under the Coventry Homes brand.

To consummate the transaction, DFH used cash on hand of $20 million, and issued 150,000 shares of newly-designated Series A Convertible Preferred Stock with an initial liquidation preference of $1,000 per share and a par value $0.01 per share for an aggregate purchase price of $150 million. In addition, DFH increased the aggregate commitments under its senior unsecured revolving credit facility to $818 million, and simultaneously with the closing of the acquisition paid off MHI’s vertical lines of credit facilities for approximately $300 million.

DFH is committed to its asset-light business model, and continues to hold land off-balance sheet, maintaining its discipline to carry outstanding debt in relation to work in process inventory only, which is short-term in nature.

The acquisition of MHI is the fourth in DFH’s history since May of 2019.

Builder Advisor Group served as exclusive M&A advisor to MHI in the transaction and acted as sole placement agent in the preferred stock issuance for DFH.

About Dream Finders Homes, Inc.

Dream Finders Homes, Inc. is based in Jacksonville, FL, and is one of the nation’s fastest growing homebuilding companies, with industry leading returns on shareholder’s equity. Dream Finders Homes builds homes in Florida, Texas, North Carolina, South Carolina, Georgia, Colorado, Virginia and Maryland. Dream Finders Homes achieves its industry leading growth and returns by maintaining an asset light homebuilding model.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” under the federal securities laws. These forward-looking statements are intended to be covered by the safe harbors created by the Private Securities Litigation Reform Act of 1995. When we use words such as “anticipate,” “intend,” “plan,” “believe,” “estimate,” “expect,” or similar expressions, we do so to identify forward-looking statements. These forward-looking statements regarding future events include, but are not limited to:  future annual home production levels of MHI; the accretive nature of the MHI acquisition; DFH’s maintenance of industry-leading returns on shareholder equity; the level of shareholder dilution arising from the issuance of convertible preferred stock; the expected timetable and ability to consummate the model home portfolio acquisition and subsequent sale and leaseback arrangement; expectations for employees; the ability to integrate the MHI acquisition and to timely achieve the resulting expected operational and financial benefits; and market conditions and possible or assumed future results of operations, including statements regarding DFH’s strategies and expectations as they relate to market opportunities and growth.  All forward-looking statements are based on DFH’s beliefs as well as assumptions made by and information currently available to DFH.  Actual events and/or results may differ materially and adversely from such forward-looking statements as a result of certain risks and uncertainties including, but not limited to, DFH’s ability to successfully integrate the assets acquired and employees transferred in the MHI acquisition; the risk that DFH may not realize the anticipated benefits from the MHI acquisition; risks that the MHI acquisition disrupts current plans and operations and the potential difficulties in employee retention as a result of the acquisition; adverse effects of the COVID-19 pandemic on DFH’s business, financial conditions and results of operations and suppliers and trade partners; adverse effects of the COVID-19 pandemic and other economic changes either nationally or in the markets in which DFH operates, including, among other things, increases in unemployment, volatility of mortgage interest rates and inflation and decreases in housing prices; a slowdown in the homebuilding industry or changes in population growth rates in DFH’s markets; and other risks and uncertainties described herein, as well as those risks and uncertainties discussed from time to time in DFH’s other reports and other public filings with the SEC, including, but not limited to, those detailed in DFH’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 (and/or its most recent Quarterly Report on Form 10-Q), filed with the SEC.  DFH undertakes no obligation to update or revise any forward-looking statement except as may be required by applicable law.

SOURCE: Dream Finders Homes, Inc.

Investor and Analyst Contact – investors@dreamfindershomes.com
Anabel Fernandez – Treasurer
Jake Williamson – Director of Treasury

Media Contact – mediainquiries@dreamfindershomes.com
Anabel Fernandez – Treasurer
Robert Riva – General Counsel